                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 3



                                NTL Incorporated
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    629407107
                  --------------------------------------------
                                 (CUSIP Number)





                                November 1, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)



                               Page 1 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,973,222
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,973,222

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           6,973,222

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 2 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,973,222
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,973,222

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           6,973,222

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------


                               Page 3 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           European Cable Capital Partners, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                                Page 4 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           European Cable Capital Partners Holdings, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               31,169
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               31,169

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           31,169

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------



                                Page 5 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,418,704
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,418,704

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           5,418,704

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                                Page 6 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,418,704
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,418,704

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           5,418,704

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 7 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 1994, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               253,759
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               253,759

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           253,759

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 8 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Bridge Street Fund 1994, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               265,707
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               265,707

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           265,707

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 9 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street 1994, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               519,466
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               519,466

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           519,466

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 10 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 1996, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               131,564
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               131,564

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           131,564

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 11 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Bridge Street Fund 1996, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               89,223
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               89,223

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           89,223

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 12 of 23 pages

-----------------------
  CUSIP No. 629407107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street 1996, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               220,787
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               220,787

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           220,787

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 13 of 23 pages

Item 2(a).         Name of Persons Filing:
                   Goldman,  Sachs & Co.,  The  Goldman  Sachs  Group, Inc.,  GS
                   Capital Partners, L.P.,  GS Advisors, L.L.C.,  European Cable
                   Capital  Partners,  L.P.,  European  Cable  Capital  Partners
                   Holdings, Inc.,  Stone Street Fund 1994, L.P.,  Bridge Street
                   Fund 1994, L.P., Stone Street 1994, L.L.C., Stone Street Fund
                   1996, L.P.,  Bridge Street Fund 1996, L.P.  and  Stone Street
                   1996, L.L.C.

Item 2(b).         Address of Principal Business Office or, if none, Residence:
                   85 Broad Street
                   New York, NY  10004

Item 2(c).         Citizenship:
                   Goldman, Sachs & Co. - New York
                   The Goldman Sachs Group, Inc. - Delaware
                   European Cable Capital Partners, L.P - Delaware
                   European Cable Capital Partners Holdings, Inc. - Delaware
                   GS Capital Partners, L.P. - Delaware
                   GS Advisors, L.L.C. - Delaware
                   Stone Street Fund 1994, L.P. - Delaware
                   Bridge Street Fund 1994, L.P. - Delaware
                   Stone Street 1994, L.L.C. - Delaware
                   Stone Street Fund 1996, L.P. - Delaware
                   Bridge Street Fund 1996, L.P. - Delaware
                   Stone Street 1996, L.L.C. - Delaware



                               Page 14 of 23 pages

Item 4.            Ownership.(1)(2)(3)(4)(5)

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).


Item 5.            Ownership of Five Percent or Less of a Class.(1)(2)(3)(4)(5)
                   If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

--------------------------
   (1) Ownership reflects positions as of October 31, 2000.

   (2) This filing amends the  Amendment No. 1 to Schedule 13G filed on February
14, 2000  by  Goldman, Sachs & Co.,  The Goldman Sachs  Group, Inc.,  GS Capital
Partners, L.P.,  GS Advisors, L.L.C.,  European  Cable Capital  Partners,  L.P.,
European  Cable Capital  Partners Holdings, Inc.,  Stone Street Fund 1996, L.P.,
Bridge Street Fund 1996, L.P. and Stone Street 1996, L.L.C.

   (3) Includes  31,169  shares  of  Common  Stock  which  may  be deemed  to be beneficially  owned by GS Capital  Partners,  L.P.  ("GS  Capital"),  a Delaware
limited  partnership,  through  European Cable Capital Partners  Holdings,  Inc.
("European   Holdings"),   a  Delaware   corporation.   European  Holdings  is a
wholly-owned subsidiary of GS Capital.

   (4) In accordance with Securities and Exchange Commission ("SEC") Release No.
34-39538  (January 12,  1998),  this filing  reflects the fact that GS Group and
Goldman,  Sachs & Co.  ("Goldman  Sachs") will no longer  report the  beneficial ownership of the securities  beneficially  owned by the asset management unit of
Goldman Sachs (the "Asset  Management  Unit").  The Asset  Management  Unit will
separately  report,  to  the  extent  required,   its  beneficial  ownership  of
securities.

   (5) GS Group  and  Goldman Sachs  each disclaim  beneficial  ownership of the securities  beneficially  owned by (i) any client accounts with respect to which
Goldman   Sachs  or  employees  of  Goldman  Sachs  have  voting  or  investment discretion,  or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other  manager,  to the extent  interests  in such  entities are held by persons other than GS Group, Goldman Sachs or their affiliates.



                               Page 15 of 23 pages

Item 7.            Identification  and  Classification  of the Subsidiary  Which
                   Acquired the Security Being Reported on by the Parent Holding
                   Company.
                             See Exhibit (99.2)


Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              Page 16 of 23 pages



                                    SIGNATURE



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  November 3, 2000



GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, INC.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



EUROPEAN CABLE CAPITAL PARTNERS, L.P.     EUROPEAN CABLE CAPITAL PARTNERS HOLDINGS, INC.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS, L.P.                 GS ADVISORS, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1994, L.P.              BRIDGE STREET FUND 1994, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1996, L.P.              BRIDGE STREET FUND 1996, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1994, L.L.C.                 STONE STREET 1996, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



                               Page 17 of 23 pages



                                INDEX TO EXHIBITS



Exhibit No.        Exhibit
-----------        -------

  99.1             Joint  Filing  Agreement,  dated  November 3,  2000,  between
                   Goldman,  Sachs & Co.,  The  Goldman  Sachs  Group, Inc.,  GS
                   Capital Partners, L.P.,  GS Advisors, L.L.C.,  European Cable
                   Capital  Partners,  L.P.,  European  Cable  Capital  Partners
                   Holdings, Inc.,  Stone Street Fund 1994, L.P.,  Bridge Street
                   Fund 1994, L.P., Stone Street 1994, L.L.C., Stone Street Fund
                   1996, L.P.,  Bridge Street Fund 1996, L.P.  and  Stone Street
                   1996, L.L.C.

  99.2             Item 7 Information

  99.3             Power of Attorney, dated December 16, 1999, relating to Stone
                   Street Fund 1994, L.P.

  99.4             Power of  Attorney,  dated  December 16,  1999,  relating  to
                   Bridge Street Fund 1994, L.P.

  99.5             Power of Attorney, dated December 16, 1999, relating to Stone
                   Street 1994, L.L.C.



                               Page 18 of 23 pages

                                                                  Exhibit (99.1)



                             JOINT FILING AGREEMENT



     In  accordance  with  Rule 13d-1(k)(1)  promulgated  under  the  Securities
Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value, of NTL Incorporated, and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.


Date:  November 3, 2000



GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, INC.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



EUROPEAN CABLE CAPITAL PARTNERS, L.P.     EUROPEAN CABLE CAPITAL PARTNERS HOLDINGS, INC.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS, L.P.                 GS ADVISORS, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1994, L.P.              BRIDGE STREET FUND 1994, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1996, L.P.              BRIDGE STREET FUND 1996, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1994, L.L.C.                 STONE STREET 1996, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact


                               Page 19 of 23 pages

                                                                  Exhibit (99.2)



                               ITEM 7 INFORMATION



     The securities being reported on by the The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS Capital Partners, L.P., Stone Street Fund 1994, L.P., Bridge Street Fund 1994, L.P., Stone Street Fund 1996, L.P. and Bridge Street Fund 1996, L.P., each a Delaware limited partnership and European Cable Capital Partners Holdings, Inc., a Delaware corporation (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.



                               Page 20 of 23 pages

                                                                  Exhibit (99.3)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 1994, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET FUND 1994, L.P.

By: Stone Street 1994, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 21 of 23 pages

                                                                  Exhibit (99.4)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET FUND 1994, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


BRIDGE STREET FUND 1994, L.P.

By: Stone Street 1994, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 22 of 23 pages

                                                                  Exhibit (99.5)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 1994, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET 1994, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 23 of 23 pages